Exhibit 10.53

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MASTER COMMERCIAL MANUFACTURING SERVICES AGREEMENT

This Master Commercial Manufacturing Services Agreement (this “Agreement”) is effective as of December 10, 2025 (the “Effective Date”) and is made between Halo Pharmaceutical, Inc., a Delaware corporation (“Halo”), and Acadia Pharmaceuticals Inc., a Delaware corporation (“Client”). Each of Halo and Client may be referred to in this Agreement as a “Party” and together the “Parties.” The contact information for each Party is included on the signature page of this Agreement.

RECITALS

A. Client develops, markets and sells pharmaceutical products.

B. Halo provides commercial manufacturing, packaging, analytical, and related services to the pharmaceutical industry on a contract basis.

C. Client desires to engage Halo to provide certain such services to Client, and Halo desires to accept such engagement, all on the terms and subject to the conditions set out below.

Article 1

DEFINITIONS

1.1.
Glossary. When used in this Agreement, the following capitalized terms have the indicated meanings, with grammatical variations having corresponding meanings:

“Affiliate” means any Person that controls, is controlled by, or is under common control with a Party; provided, that, except for Noramco US Holdings, Inc. (which is Halo’s parent company) and Persons controlled by it, no other Person shall be deemed an Affiliate of Halo hereunder. For the purposes of this definition only, "control" means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person or (b) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; with the grammatical variations "controlled by" and "under common control with" having corresponding meanings.

“Agreement” is defined in the introductory paragraph of this Agreement.

“API” means, with respect to a given Product, the active pharmaceutical ingredient(s) for such Product, whether chemical or biologic in nature, provided (or to be provided) by or on behalf of Client in accordance with this Agreement, as identified on Annex F to a Product Schedule.

“API Cost” means, with respect to a given API, Client’s actual, documented out-of-pocket cost to purchase or produce such API and deliver it to Halo, a reasonable and good faith approximation of which is set forth on Annex F to a Product Schedule.

“API Credit Value” Means the value of the API as stated in Annex F of a Product Schedule

E-1

“API Inventory, Usage and Annual Yield Report” has the meaning defined in Section 3.3(d)(API Inventory, Usage and Annual Yield Reports).

“Applicable Law” means, to the extent applicable, (a) cGMPs as defined in this Agreement (unless the Parties agree in writing to the contrary on a case-by-case basis) and (b) all laws, statutes, ordinances, regulations, rules, judgments, decrees and orders, as amended, of any Authority (i) with respect to Halo and a given Service, applicable to the Services as of the Effective Date, and (ii) with respect to Client, in any jurisdiction in which Client operates or performs activities related to this Agreement and in any jurisdiction in which API or Product is produced, marketed, distributed, made available, used or sold by or for Client. In the context of a past event or circumstance, Applicable Law shall be construed as the Applicable Law that was in effect at the time of such event or circumstance.

“Authority” means any governmental authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether international, supranational, federal, national, state, provincial, county or municipal with jurisdiction over either Party and/or the subject matter of this Agreement.

“Batch” means, with respect to a given Product, a defined quantity of API and Components converted (or to be converted) into a quantity of Product.

“cGMPs” means all applicable standards, as amended from time to time, relating to current manufacturing practices for intermediates, bulk products or finished pharmaceutical products (as appropriate), including, but not limited to, current good manufacturing practices promulgated by Regulatory Authorities, as amended, (a) with respect to Halo, in any jurisdiction applicable to the Services as of the Effective Date, and in any other jurisdiction that the Parties agree in writing to include in this clause (a) in accordance with Section 2.3 (Expansion of Territory) (collectively, the “Manufacturing Jurisdictions”), and (b) with respect to Client, in any jurisdiction in which Client operates or performs activities in respect of this Agreement and in any jurisdiction in which API or Product is produced, marketed, distributed, made available, used or sold, including, for the avoidance of doubt, the Territory. In the United States, cGMPs include, but are not limited to, 21 C.F.R. Parts 210 and 211 and all applicable rules, regulations, orders and guidance published or adopted by the FDA.

“Client” is defined in the introductory paragraph of this Agreement.

“Client Indemnitees” is defined in Section 10.2(a) (By Halo).

“Client Inventions” is defined in Section 12.2(a) (Client Inventions).

“Commitment” is defined in Section 4.1 (Rolling Forecasts).

“Components” means, with respect to a given Product, all raw materials, ingredients, Critical Components, Exclusive Components, and packaging (such as, for example only, syringes, tubes, bottles, cartons, labels, product inserts, and containers), other than API, incorporated into or used to produce (or to be incorporated into or to be used to produce) such Product.

“Confidential Information” is defined in Section 11.1(a) (Definition).

“Contract Year” means three hundred and sixty five (365) days starting on the date of the first approval of a Product in a Product Schedule by a Regulatory Authority in the Territory or if the Product is already approved by a Regulatory Authority in the Territory at time of the execution of this Agreement then the Contract Year start date is the Effective Date.

“Critical Components” means, with respect to a given Product, any Components for such Product that are subject to long procurement lead times, difficult to procure, or unusually expensive, but that are not Exclusive Components.

“Deficiency Notice” is defined in Section 6.1(a) (Non-Conforming Product).

“Discloser” is defined in Section 11.1(a) (Definition)

“Dispute” is defined in Section 13.1 (Escalation).

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Equipment” is defined in Section 3.5 (Equipment).

“Evaluation” is defined in Section 6.1(b) (Evaluation).

“Exclusive Components” means, with respect to a given Product, any Components that are unique to such Product (i.e., that Halo does not procure for any other customer or drug product).

“Facility” means the manufacturing site operated by Halo Pharmaceutical, Inc. located at [***].

“Fault” means a Party’s negligence, recklessness, gross negligence, willful misconduct, fraud, violation of Applicable Law, or breach of this Agreement or the Quality Agreement.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Firm Order” is defined in Section 4.2(c) (Firm Orders).

“Forecast” is defined in Section 4.1 (Rolling Forecasts).

“Halo” is defined in the introductory paragraph of this Agreement.

“Halo Indemnitees” is defined in Section 10.2(b) (By Client).

“Halo Inventions” is defined in Section 12.2(b) (Halo Inventions).

“Intellectual Property” means all intellectual property and embodiments thereof, including patents, patent applications, trademarks, trademark applications, tradenames, copyrights, industrial designs, trade secrets, and know-how.

“Invention” means any innovation, improvement, development, discovery, method, know-how, process, technique, work of authorship, or similar invention, whether or not written or otherwise fixed in any form or medium and whether or not patentable or copyrightable, that is generated, conceived, or reduced to practice solely by either Party (or any of its employees, independent contractors, subcontractors, or agents), or jointly by the Parties, in connection with this Agreement; and all Intellectual Property rights therein.

“Inventory” means, with respect to a given Product, all stocks and inventories of Exclusive Components, Critical Components, and Product-Specific Items purchased, produced, held, or maintained by Halo in accordance with this Agreement solely for such Product, including any excess material purchased by reason of a Third-Party vendor’s minimum purchase requirements and any long lead time material. The term Inventory does not include Product (whether work in process or finished) or API.

“Latent Defect” means any non-conformity that (a) causes a quantity of Product to be Non-Conforming Product and (b) could not have been detected at the time of quality release of such Product by reasonable visual inspection or the analytical methods used to release such Product.

“Losses” is defined in Section 10.2(a) (By Halo).

“Manufacturing” or “Manufacture” means, with respect to a given Product, the conversion of API and Components into Product intended to meet the Specifications performed (or to be performed) by Halo under this Agreement, from the dispensing of the first Component or API through the quality release (or rejection) of Product (or, if Halo is not responsible for final testing or quality release of Product, through Halo’s issuance of a certificate of manufacture). The term Manufacturing includes, as applicable, weighing, compounding, mixing, pressing, coating, filling, finishing, quality control, quality assurance, testing, packaging, labeling, and interim storage.

“Manufacturing Jurisdictions” is defined in clause (a) of the definition of cGMPs.

“Minimum Requirements” means the minimum annual purchase of Product as set forth in a Product Schedule (The “Minimum Requirement”) per Contract Year.

“Non-Conforming Product” means Product resulting from Services that fails to meet the warranty set forth in Section 9.3(d) (Product Warranty).

“Notes” is defined in Section 11.1(b) (Inclusions).

“Party” is defined in the introductory paragraph of this Agreement.

“Person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, proprietorship, trust or other business organization, as well as any Authority.

“Price” is defined in Section 5.1(a) (Consideration).

“Product” means a pharmaceutical product identified on a Product Schedule, as more specifically described in the Specifications as may be amended from time to time by mutual agreement of the Parties.

“Product Schedule” means, with respect to a given Product, the document agreed upon by the Parties and attached to and made part of this Agreement, as may be amended in writing from time to time. Each Product Schedule includes the following annexes, to the extent applicable, and such other annexes as the Parties may agree in writing from time to time (each, an “Annex” and, together, “Annexes”):

Annex A: Product Description
Annex B: Product Annual Volume, Price and Minimum Requirements
Annex C: Additional Services and Fees
Annex D: Form of API Inventory, Usage and Yield Report

Annex E: Critical Components and Exclusive Components
Annex F: API, & API Cost

“Product-Specific Items” is defined in Section 3.6 (Tooling & Supplies).

“Proprietary IP” is defined in Section 12.1 (Proprietary Intellectual Property).

“Purchase Order” is defined in Section 4.2(a) (Purchase Orders).

“Quality Agreement” is defined in Section 7.2 (Quality Agreement).

“Quantity Converted” means the total amount of API contained in the Product Manufactured with the Quantity Dispensed (including any additional Product produced in accordance with Article 6), delivered by Halo, and not rejected, recalled or returned in accordance with Article 6 because of Halo’s failure to perform the Services in accordance with Specifications, cGMPs, and Applicable Laws.

“Quantity Dispensed” means the total quantity of API dispensed at the Facility during the applicable year. The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of API that complies with the specifications and is held by Halo at the beginning of the applicable year, less the inventory of API that complies with the specifications and is held by Halo at the end of the year. The Quantity Dispensed will only include API received and dispensed in Manufacturing of Product and will not include any (i) API that must be retained by Halo as samples, (ii) API contained in Product that must be retained as samples, (iii) API used in testing (if applicable), and (iv) API received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test Batches Manufactured during the applicable period, in each case of clauses (i) through (iv) in accordance with this Agreement.

“Quantity Received” means the total quantity of API that complies with the specifications and is received at the Facility during the applicable year.

“Recall” means any action (a) by Client to recover title to or possession of, or to issue a field alert or field correction with respect to, quantities of Product sold or shipped to Third Parties, including any voluntary withdrawal of Product from the market, or (b) by any Regulatory Authority to recall, withdraw from the market, order any corrective action, or otherwise detain or destroy any Product.

“Recipient” is defined in Section 11.1(a) (Definition).

“Records” is defined in Section 7.3 (Records and Samples).

“Regulatory Authority” means any Authority responsible for granting marketing, distribution, and related approvals for pharmaceutical, medicinal, or therapeutic device products intended for human use in the Territory. The term Regulatory Authority includes the FDA as applicable.

“Representatives” is defined in Section 11.1(a) (Definition).

“Rejected Product” is defined in Section 6.1(c) (Remedies).

“Services” is defined in Section 2.1 (Services).

“Specifications” means, with respect to a Product, the written specifications for such Product in its final configuration for purposes of this Agreement (e.g., bulk tablets in bags by weight, a quantity of tablets in bottles with labels and package inserts, etc.), comprised of a list of tests, references to analytical procedures, and appropriate acceptance criteria, which are numerical limits, ranges, or other objective criteria for the tests described, as provided by Client to Halo..

“Term” is defined in Section 8.1 (Term).

“Territory” shall have the meaning ascribed to such term in the applicable Product Schedule.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Third Party Claim” is defined in Section 10.2(a) (By Halo).

“Year” means, (a) with respect to the first year of this Agreement, the period from the Effective Date up to and including December 31, 2026, (b) with respect to the last year of this Agreement, the period from January 1 of such last calendar year up to and including the date of termination or expiration of this Agreement, and (c) for all periods in between, a calendar year.

1.2.
Conventions. When used in this Agreement (unless otherwise specified): (a) all monetary amounts are expressed in, and all references to “$” or “dollars” mean, the lawful currency of the United States; (b) the word “including” (with its grammatical variations) means “including without limitation” or “including but not limited to”; (c) the word “Client” includes its Affiliates whenever the context requires or to the extent applicable; (d) the word “days” means calendar days; (e) the word “copy” (with its grammatical variations) includes, to the extent available, electronic copies, files, portals, or databases containing the information to which such word applies; (f) the word “or” is used in the inclusive sense (i.e., and/or) unless prefaced by the word “either” (i.e., “either/or”); and (g) all references to the singular include the plural and vice versa.
Article 2

ARRANGEMENT

2.1.
Services. On the terms and subject to the conditions of this Agreement, Halo shall Manufacture Product at the Facility and perform any additional Product-related services on which the Parties may agree in writing from time to time, such as qualification, validation, and stability services as more particularly set forth in the applicable Product Schedule (collectively, “Services”). Any such written agreement for additional services shall reference this Agreement, be subject to the terms and conditions of this Agreement and specify, as applicable, the scope, timing, parameters, protocols, fees, and other matters pertinent to such additional services. To the extent the Parties have agreed upon any additional services as of the Effective Date, they are set forth on Annex C of a Product Schedule.
2.2.
Products Schedules. To allow for the inclusion of multiple Products into this Agreement, the Parties agree to utilize this Agreement as the main terms and conditions between the Parties for the Manufacture of any Product(s) by Halo for Client that will be defined and incorporated into this Agreement as a Product Schedule. Upon entering into a new Product Schedule, the Parties shall concurrently amend the Quality Agreement as appropriate, including to add Specifications for each additional Product.
2.3.
Expansion of Territory. From time to time during the Term, Client may wish to sell Product supplied hereunder in a country that requires compliance with good manufacturing practices other than those of the then-current Manufacturing Jurisdictions and Territory. In such case, Client shall notify Halo, and the Parties shall discuss in good faith Halo’s then-current global regulatory status. If Halo has not then been approved to Manufacture drug products for sale in such country, Halo will, at Client’s request and cost, undertake a cGMP gap analysis and should Halo agree, such agreement not to be unreasonably withheld, to add the additional country to the Territory in writing, Client will pay for any appropriate gap closure activities.
2.4.
Purchases. Subject to the express terms of this Agreement and unless as otherwise set forth in the applicable Product Schedule, Client shall purchase a minimum of [***] Batches of Product in the first Year of this Agreement and a minimum of $[***] of Product in all other Years during the Term.
2.5.
Subcontracting. Halo shall not subcontract any of the Services unless approved in advance by Client in writing (email is sufficient), such approval not to be unreasonably withheld. In the event Client approves of any such subcontracting by Halo, Halo shall remain responsible for the performance of any such permitted subcontractor hereunder and for their compliance with the terms and conditions of this Agreement. Halo shall be responsible for any and all payments to such permitted subcontractors. For clarity, Halo utilizes third party analytical testing laboratories to support the portions of analytical testing on Programs that cannot be performed by Halo. Halo will make its approved third-party analytical testing labs known to Client during the development/transfer phase of the program and Halo agrees not to change the testing labs without prior notification and approval of Client.
2.6.
Facility. Halo shall only Manufacture the Product at the Facility set forth in the applicable Product Schedule. Halo shall be responsible for obtaining, at Halo’s sole expense, any facility licenses or permits, and any other regulatory or governmental approvals necessary for the performance of Services under this Agreement.
Article 3

MANUFACTURING

3.1.
EH&S. Promptly after execution of a Product Schedule, Client shall provide Halo with all reasonably available or requested environmental, health, and safety information relating to API or Product, including safety data sheets. Client shall promptly provide Halo any updates to such documentation as they become available.
3.2.
Specifications. Prior to FDA approval of a Product, Client shall provide Halo with a preliminary copy of the Specifications for that Product and Halo may rely upon those preliminary Specifications for the Manufacture of Product prior to Regulatory Authority approval. Prior to Client placing its first Purchase Order for delivery of Product after Regulatory Authority approval, Client shall provide Halo with originally executed copies of final Specifications and any other Product-related information reasonably requested by Halo in connection with the Services. If such final Specifications are different from the preliminary Specifications provided by Client, Section 5.1(d) (Technical Changes) shall apply. Thereafter, Client may revise the Specifications from time to time, subject to Section 5.1(d) (Technical Changes) and such revised Specifications shall be appended to the Quality Agreement.
3.3.
API.
(a)
API Procurement. Client shall, at its sole cost and expense, deliver the API to [***] in such quantities and at such times as the Parties may agree to enable Halo to timely provide the Services on a non-rush basis, but in any event at least [***] days prior to the delivery date specified in the Firm Order for the Batch in which such API will be used, unless otherwise agreed by the Parties in writing. Client shall be responsible at its expense for securing any necessary export or import, or similar clearances or governmental permits required in respect of the provision of API to Halo. Title to and risk of loss of the API shall at all times remain with Client, and Client will insure the API at Client’s cost; provided, however, that, in the event that a Product is a Non-Conforming Product caused by Halo’s Fault, Halo shall reimburse Client for the cost of the API used in the replacement Products in accordance with the Shortfall calculation.
(b)
API Intake. Halo shall (i) upon receipt of API, compare shipping documents against labeling to verify identity and quantity received, (ii) test API to the extent expressly required by the Quality Agreement, (iii) promptly, and in any event within [***] business days after receipt of API at the Facility (or such other period as may be specified in the Quality Agreement), notify Client if it detects a defect in API and follow Client’s reasonable written instructions in respect of return or disposal of defective API, at Client’s cost, (iv) store API in a manner designed to avoid adulteration or loss of efficacy and in accordance with the specifications therefor (or Client’s other written instructions) and Applicable Law, (v) use API only to provide the Services, (vi) turn over inventory of API in accordance with cGMP to optimize its shelf life, (vii) maintain the API free and clear of any encumbrances imposed as a result of any act or omission of Halo.
(c)
API Delay. If Client fails to supply conforming API when required under Section 3.3(a) (API Procurement), Halo reserves the right to, in its discretion, either (i) treat such failure as a cancellation of the applicable Firm Order by Client under Section 4.2(c) (Firm Orders) or (ii) postpone the Manufacturing of all or any part of any Firm Order upon written notice to Client. Halo will promptly notify Client, in any case within [***] business days, in writing of any such election. If Halo elects postponement, Halo shall use its [***] (A) to fill the manufacturing slot that was scheduled for the Product with other customers’ orders and (B) to reschedule the postponed Product Manufacturing for the next slot available after Halo’s receipt of conforming API. If any such postponement results in idle manufacturing capacity notwithstanding Halo’s efforts pursuant to the foregoing clause (A), Client shall pay Halo a reasonable fee to compensate Halo for its opportunity cost.
(d)
API Inventory, Usage and Annual Yield Reports. Halo shall provide Client with an annual API Inventory, Usage and Annual Yield report for each API held at a Facility (an “API Inventory, Usage and Annual Yield Report”) within [***] business days after the end of each calendar year. Each inventory report shall be incorporated into a Product Schedule as Annex D thereto and will be the in the form as per Attachment 1 to this Agreement. After Halo has Manufactured a minimum of ten successful commercial production Batches of Product and has Manufactured Batches for at least [***] months at the Facility (collectively, the "Target Yield Determination Batches"), the Parties will agree on the target yield for the Product at the Facility (each, a "Target Yield"). The Target Yield will be revised annually to reflect the actual manufacturing experience as agreed to by the Parties.

(e)
Shortfall or Overage Calculation. In a Year in which at least [***] Batches of Product were delivered by Halo to Client the Annual Yield (as calculated in accordance with the applicable Annex D) is [***] percent ([***]%) below or above the Target Yield in a Year, then the shortfall or overage for the applicable Year (the "Shortfall or Overage") will be calculated as follows:

Shortfall = [(Target Yielded Amount - [***]% of Target Yielded Amount) – Quantity Converted less Non-Conforming Product] * API Cost per kg

Overage = [(Target Yielded Amount + [***]% of Target Yielded Amount)

–Quantity Converted less Non-Conforming Product] * API Cost per kg

(i)
Credit for Shortfall. If there is a Shortfall for a Product in a Year, then Halo will credit Client's account for the amount of the Shortfall not later than [***] days after the end of the Year. The maximum credit in any Year in connection with a Shortfall shall be [***] dollars ($[***]).

(ii)
Credit for Overage. If there is an Overage for a Product in a Year, then Client will issue a check to Halo for the amount of the overage not later than [***] days after the end of the Year. The maximum payment in any Year in connection with an Overage shall be [***] dollars ($[***]).

(iii)
Miscellaneous. Each credit or payment owed under this Section 3.3 will be summarized on the reconciliation report form set forth in Annex D of the applicable Product Schedule. Upon expiration or termination of a Product Schedule, any remaining credit or payment owing under this Section 3.3 will be paid to Client or Halo respectively within [***] days of the expiration or termination of the Product Schedule. The annual Shortfall or Overage, if any, will be disclosed by Halo on the reconciliation report form.

(iv)
No Material Breach. It will not be a material breach of this Agreement by Halo under Section 8.2(a) (Breach) if the Annual Yield is less than the Target Yield unless in any Year in which Halo has delivered [***] or more Batches the Annual Yield is more than [***] percent ([***]%) below the Target Yield.

3.4.
Components.
(a)
Procurement. Halo shall purchase all Components as required by the Specifications and as further described in this Section 3.4 (Components) from vendors identified in the Quality Agreement or otherwise agreed to in writing by the Parties. Halo shall test all Components after receipt at the Facility to the extent required by the Quality Agreement.
(b)
Reliance on Forecast. Client understands and acknowledges that Halo will rely on the Forecast, Commitment and Firm Orders to procure the Components necessary for Halo to fulfill its obligations to supply Product under this Agreement. Accordingly, Client authorizes Halo to purchase Components sufficient to timely satisfy Client’s Product requirements set forth in the first [***] months of Client’s most recent Forecast or for any longer period of the Forecast as required to secure Components with a standard lead time greater than [***] months.
(c)
Critical Components and Exclusive Components. Set forth on Annex E to the applicable Product Schedule is a list of Critical Components and Exclusive Components that Halo expects to purchase under this Agreement. Halo shall provide Client with a purchasing summary of all Critical Components and Exclusive Components, consistent with the Product volumes set forth in the then-current Forecast, Commitment and Firm Orders, as follows: (i) an initial version following the signing of this Agreement, (ii) a revised version following receipt of final Specifications, and (iii) thereafter, an updated version on an annual basis. The list set forth on Annex E to the applicable Product Schedule and each purchasing summary shall indicate those Critical Components and Exclusive Components that have a limited shelf life and/or minimum order quantities. Client shall reimburse Halo its documented costs for procuring and testing all Critical Components and Exclusive Components purchased by Halo in accordance with this Section 3.4 (Components) that are not used to perform Services by the earlier of (A) [***] months after the Forecasted month in respect of which such purchases were made and (B) expiration of the Critical Component’s or Exclusive Component’s shelf life. In accordance with the Quality Agreement, Halo shall be responsible for auditing and qualifying all Critical Component and Exclusive Component vendors, for clarity this does not include the API supplier for which Client will audit and qualify accordingly.
(d)
Delays. Halo shall not be liable for any delay in delivery of Product if Halo is unable to obtain any Component in a timely manner provided Halo placed orders for such Component in accordance with this Section 3.4 (Components) and the vendor’s ordering policies, including any minimum order quantities and lead times.
3.5.
Equipment. Halo shall provide at its sole cost all machinery, devices, computers, software, and other equipment not specific to Product (collectively, “Equipment”) needed to perform the Services at volumes defined in Annex B to the applicable Product Schedule, subject to the following:
(a)
Prior Arrangements. If, prior to the Effective Date, Halo was aware that it required any Equipment that it did not own in order to perform the Services, and the Parties agreed for Client to bear all or any portion of Halo’s costs to procure, install, qualify, or validate such Equipment, such agreement (including the intended disposition of such Equipment upon expiration or termination if this Agreement) shall be set forth on Annex C to the applicable Product Schedule.
(b)
Arrangements for Changes. If, after the Effective Date, Halo requires Equipment that it does not own due to proposed changes in or expansion of the Services, material increases in Client’s Forecasts, as compared to the immediately preceding Forecast, or other such circumstances, Halo shall promptly notify Client. Only if Halo requires Equipment that it does not own due to proposed material changes in or expansion of the Services or material increases in Client’s Forecasts, as compared to the immediately preceding Forecast, then the Parties shall negotiate in good faith an appropriate solution, which may include an allocation between themselves of the costs to procure, install, qualify, and validate additional Equipment; provided, that if such solution involves new Equipment dedicated solely to Client, such dedicated Equipment may be either (i) purchased by Halo and charged through to Client at Halo’s actual cost plus a [***] percent ([***]%) administrative fee or (ii) purchased directly by Client and supplied to Halo [***] at Client’s sole cost. Any resulting agreement (including any use by Halo of such dedicated Equipment for other customers and the intended disposition of any co-funded Equipment upon expiration or termination if this Agreement) shall be set forth on Annex C to the applicable Product Schedule, amended in accordance with Section 14.7 (Amendments).
3.6.
Tooling & Supplies. To the extent not already in Halo’s possession, Halo shall purchase all tooling, change parts, consumables, reference standards, and any other Product-specific items that are reasonably necessary for Halo to perform the Services but that do not comprise API, Components, or Equipment (collectively, “Product-Specific Items”). All Third Party vendor fees for such purchases shall be pre-approved in writing by Client and charged through to Client at Halo’s actual cost plus a [***] percent ([***]%) administrative fee.
3.7.
Packaging.
(a)
Artwork & Content. Client shall be solely responsible for the development of all artwork and labeling in connection with Product packaging, including all associated content and Intellectual Property matters. Client may, in its sole discretion and at its cost, make changes to Product packaging, including labels, inserts and cartons, subject to Section 5.1(d) (Technical Changes). Halo’s name shall not appear on any Product packaging without Halo’s prior written consent.
(b)
Packaging Services. Halo shall package Product as and to the extent required by the Specifications. For clarity, packaging may be in bulk or in secondary packaging. Halo shall be responsible for imprinting or affixing the batch number, U.S. Drug Supply Chain Security Act serialization code (to the extent required by Applicable Law), and expiration date of each Batch onto the Product packaging and shipping cartons as described in the Specifications and required by the Quality Agreement and Applicable Laws.
3.8.
Quality Control.
(a)
Batch Number. Halo will assign each Batch a unique batch number using Halo’s batch numbering system. This batch number will appear on all documents relating to the Batch. Halo will calculate the expiration date of each Batch of Product based on the date on which Halo added the API to the blending process during Manufacture of the applicable Batch of Product and based on the Client-provided expiry period of such API.
(b)
Halo Quality Release. Halo shall perform Product quality control and quality assurance testing as and to the extent required by the Quality Agreement. Batch review and release to Client shall be the responsibility of Halo’s quality assurance group. Halo shall perform such Batch review and release responsibilities in accordance with Halo’s standard operating procedures. Client shall review and respond to any Batch investigational report provided by Halo in the timeframe provided in the Quality Agreement. Each time Halo delivers a Batch to Client, Halo shall provide Client with a certificate of compliance and/or analysis, as applicable, and any other certificates or Batch documentation that the Quality Agreement requires Halo to provide at the time of Product delivery. At Client’s reasonable request, Halo will provide copies of additional Batch documentation, such as Batch manufacturing records, equipment data printouts, raw material data, and laboratory notebooks.
(c)
Client Quality Release. Client shall have sole responsibility for the release of Product to the market.
(d)
Post Marketing Stability Testing. At Client’s request, in consideration of the fees set forth on Annex C to the applicable Product Schedule, Halo shall conduct post marketing stability testing on Product in accordance with such commercial and Product stability protocols as the Parties may agree in writing pursuant to Section 2.1 (Services).
3.9.
Product Discontinuation. Client shall use [***] to provide at least [***] months’ advance notice to Halo if it intends to no longer order Services for a Product due to its election to discontinue or otherwise withdraw any Product from all or part of any market.
3.10.
Supply Shortages and Safety Supplies.

(a) Supply Shortage. A “Supply Shortage” shall be deemed to have taken place if quantities of conforming Product supplied by Halo to Client on or before or within [***] days after the scheduled delivery date are less than [***]% of the quantities specified in Firm Orders issued by Client, over a period of [***] consecutive months, unless such shortage is the result of any one or more of the following reasons: (i) a lack of availability of API due to Client’s failure to supply such API on a timely basis, (ii) defects in the API as of the date it is delivered to Halo by Client or its designee, which is not reasonably discoverable by Halo by visual inspection and testing as required under Section 3.4 (Components), (iii)

a significant increase in Client’s Forecast for Product that results in a shortage of any Components, or (iv) any Force Majeure Event. A Supply Shortage shall be considered a material breach of this Agreement, but such breach shall be deemed cured upon tender of delivery by Halo of conforming Product within the applicable cure period.

(b) Failure to Supply. At any time during the Term following the date of the first Firm Order under this Agreement, in the event a Supply Shortage, which shall include the provision of Non-Conforming Product, Client may, in its sole discretion and by providing written notice to Halo, indicate its election to immediately reduce the applicable Minimum Requirement and applicable purchase requirement in Section 2.4 (Purchases) by an amount equal to the value of the Product not supplied, as such value is set forth in the applicable Product Schedule.

(c) Failure to Meet Specifications. Upon Halo’s discovery that there is a potential for any Batch or lot of Products (in-process, released and/or marketed) to fail to conform to the Specifications at the time of delivery to Client, Halo will promptly notify Client of the discovery thereof and of the nature thereof in detail, including supplying Client with all investigatory reports, data and communications, out-of-specification reports and data and the results of all outside laboratory testing and conclusions, if any. Halo shall investigate all such failures promptly as set forth in the Quality Agreement, and at its expense (unless such failure is due to supply of defective API to Halo hereunder, in which case the expense will be borne by Client), cooperate with Client or its designee in determining the cause for the failure and a corrective action to prevent future failures.

(d) Safety Supplies. Halo shall maintain an inventory of API and Components (or have ordered Components or notified Client that more API is required to Manufacture the Commitment volumes, in each case, so far in advance that Client would reasonably expect Halo to timely deliver Product in accordance with the then-current Forecast) that would reasonably be expected to suffice for Halo to meet Client’s then-current Forecast. Halo shall turn over all such safety supplies as new API and Components are received or new lots of Product are delivered, respectively, to optimize the shelf life of such safety supplies. Halo shall promptly notify Client in writing at any time if it reasonably anticipates that additional amounts of API will be needed for Halo to meet Client’s then-current Forecast. If Halo reasonably believes that it is or will be unable to obtain a sufficient supply of Components from Third Party vendors for Halo to meet Client’s then-current Forecast, Halo shall promptly notify Client in writing and the Parties will collaborate and jointly determine a plan to engage the suppliers to secure an adequate supply of such Components. Should Halo purchase Components to meet Client’s Forecast and Client then drops the Product volumes in the Commitment period such that Halo will no longer be able to consume the Components during Manufacturing within a [***] month period, Halo may charge Client for the Components purchased and are now in excess and should the Components be consumed in future Manufacturing, Halo will issue a credit back to Client for the Components on a unit basis at time of Product invoicing.

ARTICLE 4

FORECASTS, ORDERS & SHIPMENT

4.1.
Rolling Forecasts. Concurrently with the signing of this Agreement, Client shall provide Halo with a written [***] month forecast setting forth the volume of each Product that it expects Halo to supply during each month of such period (the “Forecast”). Thereafter, Client shall provide Halo with an updated Forecast on or before the [***] day of each calendar month. The first [***] months of each Forecast shall be binding on Client (the “Commitment”), and the balance shall be a non-binding, good faith estimate.

4.2.
Orders.
(a)
Purchase Orders. Concurrently with Client’s submission to Halo of the first Forecast pursuant to Section 4.1 (Rolling Forecasts), Client shall submit to Halo a binding, non-cancellable purchase order identifying an order number, the Product to be Manufactured, the number of Batches, the Batch size (to the extent the Specifications permit Batches of different sizes), Client’s requested delivery date for each Batch, and any other elements reasonably necessary to ensure the timely production and delivery of Product (each, a “Purchase Order”) covering the entire Commitment of such Forecast. Thereafter, concurrently with the submission to Halo of each updated Forecast, Client shall submit a Purchase Order for all portions of the Commitment not previously ordered and the [***] month of such Purchase Order shall not be for Product volumes in excess of an additional [***] Batches from the previous month’s Forecast’s [***] month and the total number of Batches ordered for such month shall not exceed the defined maximum monthly volume in Annex B of the Product Scheule. For clarity, Halo’s ability to supply this additional volume is dependent upon its ability to secure any additional Components and API necessary to fulfill the requested order.
(b)
Minimum Order Quantity. Subject to any greater or lesser minimum order quantities provided for in Annex B of the applicable Product Schedule, each Purchase Order submitted by Client shall be for at least 1 full Batch and be in full Batch increments.
(c)
Firm Orders. Halo will confirm in writing each Purchase Order, including the Product, quantity, and expected delivery date, within [***] business days after receipt, provided that if Client receives no written communication from Halo within [***] business days of receipt of the Purchase Order, the Purchase Order will be deemed accepted by Halo. If Halo is unable to meet the delivery date requested by Client in its Purchase Order, Halo shall so notify Client in Halo’s confirmation of such Purchase Order and provide to Client an alternative delivery date, which shall not be more than [***] business days earlier or later than the initial delivery date requested by Client in its Purchase Order. Only upon Halo’s confirmation, or deemed acceptance as set forth above, of Client-issued Purchase Orders will such orders become firm (each, a “Firm Order”). Halo may change the expected delivery date of any Firm Order within a [***]-day window upon written notice to Client. Halo may not change the quantity of Product in any Firm Order except with Client’s prior written approval; provided, that Client shall accept any minor change in quantity delivered due to normal yield variation. Client may not cancel or modify any Firm Order without Halo’s prior written consent; provided, that Client may cancel any Firm Order without penalty or other liability if (i) Halo is unable to meet the delivery date requested by Client in its Purchase Order within [***] days earlier or later than the initial delivery date requested by Client in its Purchase Order or (ii) a Supply Shortage then exists; unless any failure by Halo to meet such delivery date or such Supply Shortage is due to a failure to supply API on a timely basis to Halo hereunder. Halo will use its [***] to accommodate any such Client request for cancellation or modification; however, Halo reserves the right to condition its consent to any such Client request on Client’s payment of the full Price of the cancelled Batches, less the cost of any Components not used because of such cancellation.
(d)
Rejection; Excess Volume. Halo may only reject any Purchase Order without penalty or liability to Client if (i) such Purchase Order is for Product quantities in excess of the Commitment, or (ii) such Purchase Order is not given in accordance with this Agreement. Notwithstanding the foregoing, Halo shall use [***] to supply Client with quantities of Product that are up to [***] percent ([***]%) of Commitment quantities, subject to Halo’s other supply commitments and manufacturing, packaging, and equipment capacity.

4.3.
Shipment. Halo shall deliver Product to Client or its designee [***] and at Client’s request, Halo will load the Product onto Client’s carrier’s vehicle strictly as a courtesy and not as part of delivery. Risk of loss shall transfer to Client in accordance with such Incoterm or, if Product is moved into storage at the Facility, upon transfer of Product into storage. To the extent not already held by Client, title shall transfer to Client concurrently with risk of loss. Halo shall pack and label shipping containers in accordance with Applicable Law and transport guidelines, the Specifications, and Client’s written instructions (to the extent not inconsistent with any of the foregoing). Client shall arrange for insurance and shall select the freight carrier to be used to ship Products.
4.4.
Storage. If Client fails to take possession of Product or any materials or Product produced as part of the registration of the Product or ongoing support of the Product upon tender of delivery under Section 4.3 (Shipment), Halo will move Product into storage at the Facility. Such storage shall comply with cGMP, the Specifications, and Client’s written instructions. Storage shall be free of charge for the first [***] months following Product release by Halo’s quality group. Client shall thereafter pay Halo the monthly storage fee set forth in Annex C of the applicable Product Schedule for storing such Product. Upon [***] weeks written notice to Client in accordance with Section 14.4 (Notices) and acknowledgement of receipt by Client, Halo may ship to Client, at Client’s cost, (a) any released Product that has been held by Halo in storage longer than [***] months and (b) any API, Critical Components or Exclusive Components that have been held by Halo in inventory longer than [***] months and that are not reasonably expected to be needed for Halo to Manufacture Product based on Client’s then-current Forecast.
Article 5

PRICING & PAYMENT

5.1.
Price for Manufacturing Services.
(a)
Consideration. Subject to the terms of this Agreement, Client shall pay Halo the total per-unit price set forth on Annex B of the applicable Product Schedule, as the same may be adjusted in accordance with this Agreement (the “Price”), for Manufacturing Product.
(b)
Annual Price Adjustments. Effective on January 1 of each Year, the Price shall be adjusted as follows: (i) the portion of the Price in the “Conversion Fee” column of Annex B of the applicable Product Schedule shall be adjusted to reflect inflation, which adjustment shall be based on the increase in the U.S. Producer Price Index (PPI) for Pharmaceutical Preparations PCU325412325412 published by the U.S. Department of Labor, Bureau of Labor Statistics, in September of the then-current Year compared to the same month of the preceding Year, and (ii) the portion of the Price in the “Component Cost” column of Annex B of the applicable Product Schedule shall be adjusted to reflect actual, out-of-pocket, documented changes in Component costs plus a [***]% administrative charge so as to pass on to Client the actual amount of any increase or decrease in such costs. Halo shall provide in writing to Client by August 1 of each Year the updated Price for the subsequent Year, with reasonable supporting documentation. Such revised Price shall be effective with respect to any Product delivered by Halo after December 31st of the then-current Year.
(c)
Current Year Price Adjustments. During any Year, the Price shall be adjusted in accordance with this Section 5.1(c) to reflect extraordinary increases or decreases in Component costs (whether individually or in the aggregate) due to market conditions. An extraordinary increase or decrease shall be deemed to have occurred if the cost of foil has increased or decreased by [***]% or more or if the aggregate cost for all Components of a given Product increases or decreases by [***]

percent ([***]%) or more of the total Component costs for such Product upon which the most recent fee quote was based. To the extent that a Price has been previously adjusted pursuant to Section 5.1(b) (Annual Price Adjustments) or this Section 5.1(c) to reflect an extraordinary increase or decrease in the cost of one or more Components, the adjustments provided for in this Section 5.1(c) shall operate based on the costs attributed to such Component(s) at the time the last such adjustment was made. Halo shall provide the revised Price to Client in writing, with reasonable supporting documentation. Such revised Price shall be effective with respect to any Product delivered by Halo on or after the [***] day of the month following Client’s receipt of Halo’s adjustment notice.
(d)
Technical Changes. Amendments to a Product’s master batch record, Specifications or the applicable Quality Agreement requested by either Party will be implemented only after a technical and cost review by the Parties and are subject to Client and Halo reaching agreement on appropriate revisions to the Price and any other impacted fees, allocation of costs, and a timeframe for implementation by Halo. If the Parties agree to proceed with such amendment and Client accepts a proposed fee revision, the Parties shall memorialize the amendment in writing (and where the amendment is to Specifications, Client shall provide Halo with originally executed copies of such revised Specifications), Halo shall implement the proposed amendment on the agreed timeframe, and the revised fee shall apply only to Products that are Manufactured under the amended master batch record, Specifications or Quality Agreement, as applicable. Client shall purchase from Halo all Product (whether finished or work-in-process) Manufactured by Halo against Firm Orders and all Inventory rendered obsolete because of such amendment.
5.2.
Supplemental Charges.
(a)
Taxes. All taxes, duties, assessments, deductions, withholdings, and other charges imposed by any Authority specifically with respect to API, Product, Services, or other amounts due hereunder (excluding tax based on Halo’s net income or real property) are the responsibility of Client. Halo shall reasonably cooperate with Client to utilize any legally available tax reductions or exemptions.
(b)
Annual Product Review. Halo shall have the right to charge Client the annual product review fee set forth on Annex C of the applicable Product Schedule for the services provided pursuant to Section 7.4 (Data and Reports).
(c)
Product-Based Fees. If a Product is a “generic” drug, Halo shall have the right to charge Client the following: (i) as a contribution towards amounts payable by Halo to the FDA under the Generic Drug User Fee Amendments of 2012, as amended and reauthorized from time to time, the GDUFA fee set forth on Schedule B; and (ii) a pro rata share of any similar fees imposed by any Regulatory Authority in any other country in the Territory. If a Product is not a generic drug, this provision shall not apply with respect to that Product. If, after the Effective Date, any Regulatory Authority in a country in the Territory imposes any new fees on the pharmaceutical industry (or any subset thereof that includes Halo) that are a result of Halo’s Manufacture of a Product, Halo shall have the right to charge Client a pro rata share of such fee.
(d)
Retesting. Halo reserves the right to charge Client for retesting and required investigational studies performed that are not directly due to Halo’s Fault; provided, however, that any testing performed pursuant to this Agreement to determine each Party’s fault shall not be charged until it is finally determined that any Non-Conforming Product or Product that otherwise does not meet the applicable Specifications was not due to Halo’s Fault. Any tests or investigations requested by Client that are not required pursuant to the Quality Agreement will be charged to Client at Halo’s then-current documented standard rates.
5.3.
Invoicing.
(a)
Recipient. Halo shall send invoices by email to: [***].
(b)
Product Invoices. If Halo is responsible for Product release testing under the Quality Agreement, Halo shall invoice Client for Product on the date on which Halo notifies Client that Product is released by Halo’s quality assurance department and is ready for shipment. If Halo is not responsible for Product release testing under the Quality Agreement, Halo shall invoice Client for Product upon completion of Manufacturing and issuance of certificate of manufacture. Each Product invoice shall, to the extent applicable, identify Client’s Purchase Order number, Batch numbers, Product names and quantities, Price, freight charges and the total amount to be remitted by Client. Halo shall also submit to Client with each shipment of Product an invoice covering such shipment. Invoices for Product that incorporates any Component for which Client has pre-paid (e.g., under Section 5.3(c) (Component Reimbursement), Section 5.4 (Payment Terms), or 5.6 (Launch Stocks)) shall reflect a credit for the applicable pre-payment amount.
(c)
Component Reimbursement. Halo shall invoice Client for any reimbursement to which Halo is entitled under Section 3.4(c) (Critical Components and Exclusive Components) when the applicable Component has not been used within the required period or has expired. Halo shall deliver to Client documentation reasonably sufficient to support the amount of such reimbursement; provided, that Halo shall not be obligated to provide specific pricing information regarding any Component that is subject to confidentiality obligations between Halo and its vendor that prohibit the sharing of any such information. In respect of any unused, but unexpired, Components reimbursed by Client hereunder, to the extent such Components are incorporated into or used in connection with Product after such reimbursement, Halo will credit Client for the amount reimbursed to Halo.
(d)
Other Amounts. Halo shall invoice Client for all other amounts due under this Agreement (such as in connection with stability testing or reimbursement of pass-through costs provided for herein) as and when earned or accrued. Any fees assessed on an annual basis will be invoiced as of the [***] day of each Year. Each such invoice shall reference this Agreement and identify in reasonable detail the nature of the charges therein.
5.4.
Payment Terms. Client shall pay all invoiced amounts that are not subject to a good faith dispute by Client in full within [***] days following Client’s receipt of the invoice. Client shall make payment in (and all prices, fees and charges set forth in this Agreement are quoted in) U.S. dollars to the account indicated in the applicable invoice. If any undisputed payment is not received by Halo by its due date, Halo shall have the right, in addition to any other remedies available at law or in equity, to suspend performance until all undisputed overdue amounts are paid in full (during which period, Halo’s Manufacturing and delivery obligations shall be tolled), to charge Client interest on the outstanding sum from the due date (both before and after any judgment) at (i) [***] percent ([***])% per month during the first [***] days past due, and (ii) [***] percent ([***]%) per month thereafter, (or, in either case (i) or (ii), if less, the maximum amount permitted by Applicable Law) until paid in full, and/or require Client to pre-pay for Components to be procured by Halo.
5.5.
Validation and Engineering Batches. Client will be responsible to pay for all engineering or validation Batches and related Services required to get the Product approved by any Regulatory

Authority. Client is also responsible to pay for any engineering or additional validation activities and related Services to meet any required Specification changes, qualify second sources of API or Components, scale up Batches if so requested by Client or to meet any Regulatory agency requirements. Halo will be responsible to pay for any engineering or validation Batches or related Services, with Client supplying the required API, related to any changes in Halo equipment used to Manufacture the Product or Halo-requested scale up Batches as agreed to by Client in writing.
5.6.
Launch Stocks. Notwithstanding anything to the contrary in this Agreement, Client shall pay in advance for quantities of Exclusive Components, Critical Components and Product-Specific Items required for commercialization of the applicable Product prior to Halo ordering these supplies. This amount will be invoiced separately and due [***] days after Client’s receipt of the invoice. Invoices issued to Client for Product manufactured using pre-paid Exclusive Components or Critical Components will reflect a credit for the applicable portion of the pre-payment.
Article 6

PRODUCT CLAIMS & RECALLS

6.1.
Product Claims.
(a)
Non-Conforming Product. Client has the right to reject any portion of any shipment of Product that is alleged to be Non-Conforming Product without invalidating any remainder of such shipment. Upon receipt of each Product shipment under this Agreement, Client shall visually inspect each Batch and perform any testing that the Quality Agreement requires Client to perform. Client shall give Halo written notice of any claim that a Batch is Non-Conforming Product and a sample of the allegedly Non-Conforming Product (together, a “Deficiency Notice”) within [***] days after Client’s receipt of such Batch or, in the case of a Latent Defect, within [***] days after Client’s discovery of the Latent Defect, but in no event after the expiration date of the Batch in question. If Client fails to timely provide Halo with a Deficiency Notice for a Batch in accordance with this Section 6.1(a), Client shall be deemed to have accepted such Batch. If Halo agrees with Client’s assertions in a Deficiency Notice, then the Product identified in such Deficiency Notice shall be deemed properly rejected for purposes of this Section 6.1. If Halo disagrees with a Deficiency Notice, then Section 6.1(b) shall apply.
(b)
Evaluation. If Halo disagrees with a Deficiency Notice, Halo shall give Client written notice of such disagreement within [***] days after receiving the Deficiency Notice. If, within [***] days after Client’s receipt of Halo's disagreement notice, Client and Halo fail to agree as to whether each Batch identified in the Deficiency Notice is Non-Conforming Product, the Parties shall mutually select an independent laboratory or qualified person, as appropriate, to evaluate whether such Products are Non-Conforming Product and the cause of any non-conformity (the “Evaluation”). The Evaluation shall be binding on the Parties. If the Evaluation confirms that a Batch is Non-Conforming Product (or if Halo does not timely disagree with a Deficiency Notice), then the applicable Batch shall be deemed properly rejected for purposes of this Section 6.1 and Halo shall bear the cost of the Evaluation. If the Evaluation determines that a Batch is not Non-Conforming Product, then Client shall be deemed to have accepted such Batch and Client shall bear the cost of the Evaluation.
(c)
Remedies. In respect of any Batch properly rejected under this Section 6.1 as Non-Conforming Product (“Rejected Product”), Halo will, in its reasonable discretion, (i) to the extent permitted by cGMPs, rework or reprocess the Rejected Product at Halo’s sole cost, (ii) replace the Rejected Product at Halo’s sole cost, so long as Client provides the necessary API, or (iii) credit Client’s account for the invoiced Price for the Rejected Product. In the case of clause (i) above, Halo shall pay for the return shipping of the Rejected Product to the Facility. In the case of clause (ii) or (iii) above, Halo shall reimburse Client for either the cost of destroying Rejected Product or return shipping of the Rejected Product to the Facility, so long as Client destroys or returns the Rejected Product as instructed by Halo; provided, further that Halo shall be responsible for the cost of any replacement API necessary for re-performance by Halo in accordance with the Annual API Yield calculation.
(d)
Validated Testing. Any tests conducted by Client under Section 6.1(a) (Non-Conforming Product) or by a Third Party as part of any Evaluation shall employ only the then-current validated methods and procedures required to be used by Client or Halo, as applicable, under the Specifications or Quality Agreement.
6.2
Product Recalls. Each Party shall promptly notify the other Party by telephone (confirmed by written notice) of any information of which it becomes aware that might affect the safety, efficacy, or marketability of any Product and/or that could reasonably be expected to result in a Recall. The conduct of and regulatory filings for any Recall shall be controlled, implemented, and made by Client, and Halo will co-operate in such Recall as reasonably requested by Client, having regard to all Applicable Law. Client shall provide Halo with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall and shall consider in good faith any comments from Halo. Client shall bear the cost of any Recall and reimburse Halo for the expenses incurred by Halo in connection with any Recall, unless such Recall is a Class 1 Recall required by the FDA or the equivalent Regulatory Authority caused solely by Halo’s Fault and conducted in the Manufacturing Jurisdiction and/or Territory , in which case Halo will reimburse Client for Client’s reasonable, actual, and documented out-of-pocket costs of conducting such Recall in such Manufacturing Jurisdiction and/or Territory and bear the expenses incurred by Halo in connection with such Recall in such Manufacturing Jurisdiction and/or Territory, not to exceed the lesser of: (i) [***] times the payments paid by Client to Halo for Services related to the Product being recalled over the previous Year or (ii) the maximum amount of liability set forth in Section 10.1(c)(Maximum Liability). For clarity, to the extent that a Recall involves Product that is alleged to be Non-Conforming Product, the Parties’ respective rights and remedies with respect to such Product (including destruction costs) shall be governed by Section 6.1 (Product Claims). As it relates to any third party claims associated with a Recall that is caused solely by Halo’s Fault and conducted in the Manufacturing Jurisdiction and/or Territory, Halo’s maximum liability shall not exceed the lesser of (i) [***] times the payments paid by Client to Halo for the Services related to the Product being recalled over the previous Year or (ii) the maximum amount of liability set forth in Section 10.1(c)(Maximum Liability).
6.3
Disposition of Product. Client shall not use or sell any Product that does not, or that Client has reason to believe does not, meet the Specifications or comply with Applicable Law. Client shall not, without Halo’s prior written consent, (a) destroy or otherwise dispose of any Products in relation to which it intends to assert a claim against Halo as being Non-Conforming Products or Recalled Products or (b) return any Product to Halo.
6.4
Customer Inquiries. Client shall have the sole responsibility for responding to questions and complaints from Client’s customers, for handling customer returns of Product and for all other pharmacovigilance activities. Halo will promptly refer to Client in writing any questions or complaints that it receives from Client’s customers in accordance with this Section 6.4. At Client’s request and cost, Halo shall reasonably co-operate with Client to allow Client to determine the cause of, respond to, and resolve any customer questions and complaints.

6.5
Limitations. For the avoidance of doubt and without limitation, errors in Services, non-conformities in Product, and other Losses caused solely by any of the following shall not be deemed Halo’s Fault: (a) incorrect, unlawful or deficient Specifications (including artwork and labeling) provided or approved by Client; (b) defects in API that Halo could not reasonably discover by visual inspection or testing required under Section 3.3(b) (API Intake); (c) actions of Client, its Affiliates, or Third Parties occurring after possession of Product is transferred to Client’s common carrier under Section 4.3 (Shipment), including Product distribution and commercialization activities (specifically including mishandling and off-label marketing); (d) any breach of Client’s obligations, representations, warranties or covenants under this Agreement; or (e) problems with safety, efficacy or marketability of Product that occur even when the Product meets the Specifications.
6.6
Sole Remedy. Except for Halo’s indemnity obligations under Section 10.2(a) (By Halo), and subject to the limitations expressly set forth in this Agreement (including Section 10.1 (Limitation of Liability)), the remedies described in this Article 6 (Product Claims & Recalls) shall be Client’s sole remedy and Halo’s sole obligation in connection with any Non-Conforming Product.
Article 7

COOPERATION

7.1.
Liaisons; Quarterly Review. Promptly after the Effective Date, each Party shall appoint one of its employees to be a relationship manager responsible for liaising between the Parties with respect to the Products. The relationship managers shall meet quarterly to review the status of the business relationship and manage any issues that have arisen. The Parties shall cooperate in good faith to ensure a stable supply of Product to Client within the terms of this Agreement by timely providing relevant information to one another through the relationship managers.
7.2.
Quality Agreement. As soon as reasonably practicable after entering into a Product Schedule, and in any event prior to Client’s submission of its first Purchase Order, either (a) the Parties shall negotiate in good faith and enter into an agreement setting out the quality assurance standards and protocols applicable to the Services and the Parties’ responsibilities in respect thereof or (b) if the Parties have already entered into such an agreement, the Parties shall review and amend such agreement as necessary to ensure that it covers the Products and Services (in either case, the “Quality Agreement”). The Parties acknowledge and agree that the Quality Agreement is required by Applicable Law and is intended only to assign responsibility for performance of quality-based activities relating to the Services. As such, (i) the Quality Agreement shall not determine a Party’s financial responsibility for the performance or non-performance of the responsibilities set forth therein, (ii) any breach of the Quality Agreement by a Party shall be deemed a breach of this Agreement and subject to the terms and conditions of this Agreement, including Article 10 (Indemnities & Insurance), and (iii) neither Party shall have a cause of action for breach of the Quality Agreement except as a cause of action for breach of this Agreement. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-based activities, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.
7.3.
Records and Samples. Halo shall timely prepare and maintain complete and accurate records of the Manufacture, testing, storage, and shipping of Product, including master batch records, completed Batch records, quality control documentation, and results of acceptance tests performed (collectively, “Records”), and retain samples of Product, in accordance with its standard operating procedures, the

Quality Agreement, and Applicable Law, as well as to assist with resolving any Product Complaints and other similar investigations. The Records shall be and hereby are owned by Client. For clarity, Halo shall retain physical custody and control of all original Records required to be maintained at the Facility in accordance with cGMPs, and Client’s ownership refers to the Records’ informational content and use rights. Unless and to the extent otherwise expressly required by the Quality Agreement or Applicable Law, Halo shall keep Records and retain samples for each Batch for a period of [***] following the expiration date of such Product. Halo shall not destroy Records without providing Client reasonable advanced written notice of its intention to do so (including by delivering written notice in accordance with Section 14.4 (Notices)) to offer Client the opportunity to take delivery and possession of such Records at Client’s cost.
7.4.
Data and Reports. On an annual basis, to the extent not previously provided to Client during the Year, Halo will provide Client with a copy of Product data in its control as specified in the Quality Agreement (such as release test results, complaint test results, and investigations in manufacturing, testing and storage) for purposes of enabling Client to complete any filing required by the FDA or DEA for the applicable year. Notwithstanding the foregoing, if the Quality Agreement requires, or Client requests, that Halo perform and provide Client with an “annual product review” or “annual product quality review”, Halo will be entitled to charge Client the associated fee set forth on Annex C of the applicable Product Schedule. Further, any certificates, Batch documentation, data or reports requested by Client that are not required to be provided pursuant to the Quality Agreement or this Agreement, including multiple copies of information previously provided, shall be subject to an additional fee to be agreed upon by the Parties. For the avoidance of doubt, in accordance with the Quality Agreement, Client shall have the right to conduct an onsite or remote analytical data review at least every [***] years.
7.5.
Client Inspections. Unless and to the extent otherwise expressly provided in the Quality Agreement, the following procedures shall apply: Once every [***] years (or, (i) if requested more frequently by Client without cause, for the associated fee set forth on Annex C of the applicable Product Schedule (ii) if for cause, more frequently as reasonably agreed by the Parties), upon at least [***] days’ prior written notice, Halo shall grant Client access, during normal business hours, to (i) areas of the Facility in which API, Product or any intermediaries thereof is Manufactured, handled, stored or shipped (ii) inspect the materials used in the Manufacture of Products, (iii) the holding facilities for such materials, including the API and the Products, (iv) the Equipment used in the Services, and (v) all records relating to such Services and the Facility in order to verify that Halo is performing the Services in accordance with the Specifications and cGMPs. During any such inspection, Halo shall also permit Client to inspect Records, samples, and reports relating to this Agreement. The Parties’ relationship managers shall arrange such inspections. Inspections shall be designed to minimize disruption of operations at the Facility and shall be limited to 2 Client representatives for up to [***] consecutive days. A Halo representative shall be present at all times during each inspection. Client’s representatives shall comply with the Facility’s reasonable and documented rules. Client shall indemnify and hold harmless Halo for any act or omission of Client’s representatives while on Halo’s premises.
7.6.
Regulatory Inspections. Unless and to the extent otherwise expressly provided in the Quality Agreement, the following procedures shall apply: Halo shall notify Client within [***] of learning of any inspections by any Regulatory Authority specifically involving any Products, and Client shall have the right to be onsite at the applicable Facility during any such inspection but not in the audit room or in meetings with the regulators. Client acknowledges that it may not direct the manner in which Halo fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities. Halo shall notify Client of receipt of any Form 483s, warning letters or other significant regulatory action that could reasonably be expected to impact the regulatory status of the Products or Halo’s ability to perform the

Services in accordance with the terms of this Agreement. Halo shall provide Client with copies of the sections of all Form 483s or comparable regulatory notices that are specific to any Product, redacted as necessary to preserve the confidentiality of Halo’s other information. Likewise, Client shall provide Halo with any material correspondence with any Regulatory Authority, including any FDA refusal to file, rejection or warning letters, that could reasonably be expected to impact the timing and volume of Client’s Product purchases under this Agreement. If any inspection by a Regulatory Authority is specific to a Product (including any pre-approval inspection or any inspection in connection with adding a country as a Manufacturing Jurisdiction pursuant to Section 2.3 (Expansion of Territory)), (a) the Parties shall cooperate in good faith to prepare for such inspection and (b) Client shall be responsible for all costs related to such inspection, including (i) reimbursement of Halo’s reasonable, actual, and documented out-of-pocket costs and (ii) compensation for Halo personnel time at the rate set forth on Annex C of the applicable Product Schedule.
7.7.
Regulatory Filings.
(a)
Client Approvals. Subject to the terms of this Agreement, including Section 7.4 (Data and Reports) and Section 7.7(b) (Halo Approvals), and unless and to the extent otherwise expressly provided in the Quality Agreement, Client shall have the sole responsibility for filing all Product-specific documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture and sale of the Products. Halo shall assist Client, to the extent consistent with Halo’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.
(b)
Halo Approvals. Subject to the terms of this Agreement, including any applicable fees payable by Client under Exhibit B, and unless and to the extent otherwise expressly provided in the Quality Agreement, Halo shall have the sole responsibility for filing all documents with Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority licensure of the Facility.
(c)
Access to CMC. Unless and to the extent otherwise expressly provided in the Quality Agreement, at the time of submission and from time to time thereafter at Halo’s reasonable request, Client shall provide to Halo a copy of any portion of any filing with a Regulatory Authority that incorporates or relies on data generated by Halo in connection with a Product. Client shall not include, assert or represent in any Regulatory Authority filing that Halo has performed any activities that Halo has not in fact performed as of the date of such submission, or that Halo is responsible to perform in the future any activities that Halo is not in fact required to perform under this Agreement, without Halo’s prior written consent.
Article 8

TERM & TERMINATION

8.1.
Term. This Agreement shall commence as of the Effective Date and shall continue until the expiry of each Product Schedule incorporated into to this Agreement. Each Product Schedule shall expire after five (5) Contract Years, unless terminated earlier in accordance with Section 8.2 (Termination). Each Product Schedule shall automatically extend for successive two (2) Year periods unless and until either Party gives the other Party at least eighteen (18) months’ written notice of its desire to terminate a Product Schedule as of the end of the then-current term. The period of effectiveness of this Agreement and any Product Schedules, as extended in accordance with this Section 8.1 and/or terminated in accordance with Section 8.2 (Termination), is referred to as the “Term”.
8.2.
Termination.
(a)
Breach. Either Party may terminate this Agreement upon written notice to the other Party if the other Party has failed to remedy a material breach of this Agreement within [***] days following receipt of a written notice that describes the breach in reasonable detail and expressly states that it is a notice under this Section 8.2(a)(Breach); provided further, that Client may terminate this Agreement immediately upon notice to the Halo in the event of a breach of any representation or covenant in Sections 9.3(c)(Debarment) or (f)(Anti-Bribery / Anti-Corruption Statutes).

(b)
Bankruptcy. Either Party may terminate this Agreement immediately without further action in the event that (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, and such declaration or order remains in effect for a period of [***] days, (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party, or (iii) this Agreement is assigned by such other Party for the benefit of creditors.

(c)
Regulatory Considerations. In the event that (i) any Authority takes any action that prevents Client from importing, exporting, purchasing or selling a given Product in a portion of the Territory or (ii) subject to Section 3.9 (Product Discontinuation), Client elects to discontinue selling a given Product or otherwise withdraws a Product from a portion of the Territory, Client may terminate this Agreement as it relates to such Product in the applicable portion of the Territory upon [***] days’ prior written notice to Halo.

(d)
Force Majeure. Either party may terminate this Agreement upon written notice as permitted by Section 14.3 (Force Majeure).

8.3.
Obligations on Termination. Upon expiration or termination of this Agreement, with respect to terminated Product(s):
(a)
Work In Process. At Client’s election, Halo shall either (i) complete any Product that is a work in process, which Product shall be subject to Section 8.3(b) (Product), or (ii) cease such work and transfer such work in process into storage containers, and Client shall be obligated to pay Halo a pro rata amount of all work to such date; it being understood that if Client fails to timely make such an election or if termination is by Halo under Section 8.2(a) (Breach) or 8.2(b) (Bankruptcy), clause (ii) above shall automatically apply.
(b)
Product. Client shall take delivery of and pay for, at the Price in effect at the time, all completed, undelivered Product that Halo has produced pursuant to a Firm Order.
(c)
Inventory. Client shall purchase, at Halo’s actual, documented out-of-pocket cost (to the extent not already paid for by Client in accordance with Section 3.6 (Tooling & Supplies)), all Inventory then in stock or that is later delivered by a Third Party vendor pursuant to non-cancellable orders, and shall reimburse Halo for any actual, documented cancellation fees assessed by Third Party vendors for Inventory orders that are cancellable.
(d)
Client-Owned Materials. Halo shall return to Client all unused API and other materials provided to Halo by or on behalf of Client and deliver to Client all Inventory paid for by Client pursuant to clause (c) above and copies of all Records except to the extent that Halo is not required to delete or return electronic copies of records stored securely as part of electronic documentation back-up procedures.
(e)
Records & Samples. Halo shall maintain reserve samples and Records in accordance with Applicable Law and this Agreement.
(f)
Stability. At Client’s election, Halo shall either (i) continue to perform any ongoing stability testing or (ii) ship the stability samples to Client; it being understood that if Client fails to timely make such an election or if termination is by Halo under Section 8.2(a) (Breach) or 8.2(b) (Bankruptcy), clause (ii) above shall automatically apply.
(g)
Return of Confidential Information. Each Party shall, at the request of the other Party, return all data, files, records and other materials in such Party’s possession or control containing or comprising the other Party’s Confidential Information, except one copy which may be retained for legal purposes only.
(h)
Wind-Down Costs. Any costs incurred by Halo to comply with its obligations under Section 8.3 (Obligations on Termination), including shipping and related expenses, shall be borne by Client, except in the event of termination of this Agreement by Client for Halo’s uncured material breach under Section 8.2(a) (Breach) in which case Halo shall bear all such expenses. In lieu of taking possession of any of the materials described in Section 8.3 (Obligations on Termination), Client may direct Halo to destroy such items, which Halo shall cause to be done at Client’s cost.
8.4.
Survival. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to either Party prior to such expiration or termination. Notwithstanding any expiration or termination of this Agreement for any reason, the Parties’ rights and obligations under the following provisions shall survive and continue in effect in accordance with their respective terms: Articles/Sections 4.3 (Shipment), 4.4 (Storage), 5.2 (Supplemental Charges), 5.3 (Invoicing), 5.4 (Payment Terms), 6 (Product Claims & Recalls), 7.2 (Quality Agreement), 7.3 (Records & Retains), 8.3 (Obligations on Termination), 8.4 (Survival), 9.4 (Limited Warranty), 10 (Indemnities & Insurance), 11 (Confidentiality), 12 (Intellectual Property), 13 (Dispute Resolution) and 14 (Miscellaneous).
Article 9

REPRESENTATIONS & WARRANTIES

9.1
Authority. Each Party represents and warrants to the other that (a) it has the full right and authority to enter into this Agreement, (b) it is in good standing in its jurisdiction of organization and all jurisdictions in which it operates, (c) the execution and delivery of this Agreement and the performance of such its obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligation of such Party, and (d) it will comply with all Applicable Law in performing its obligations under this Agreement.

9.2
Client Warranties. Client covenants, represents, and warrants to Halo as follows:
(a)
Preliminary Specifications. To Client’s knowledge as of the Effective Date, the preliminary copy of the Specifications provided by Client to Halo further to Section 3.2 (Specifications) is true and accurate in all material respects.
(b)
Rights to Specifications. Client owns or has a valid right and license to use all Specifications for each Product and Client may lawfully disclose all Specifications to Halo for Halo’s use in connection with providing Services.
(c)
Rights to Intellectual Property. All Intellectual Property provided by Client to Halo for use in connection with providing Services (i) may lawfully be used by Halo in connection with providing Services and (ii) so long as Halo uses such Intellectual Property solely as contemplated by this Agreement, such use does not and will not infringe, misappropriate, violate, or misuse any rights held by Third Parties.
(d)
Third Party Intellectual Property. There are no rights held by Third Parties related to Client’s Intellectual Property that would be infringed, misappropriated, violated, or misused by Client’s performance of this Agreement and, as of the Effective Date, Client has no knowledge of any claims of infringement or misappropriation that have been made by Third Parties against Client in connection with the Product.
(e)
Compliance with Law. All artwork, the content of all labeling and packaging, and all other Specifications provided or approved by Client comply with Applicable Law.
(f)
Status. The Product is not a “controlled substance” within the meaning of Applicable Law, AND/OR The Product is not a “generic” product (e.g., filed for marketing approval in the United States under an Abbreviated New Drug Application), unless otherwise specifically identified as such in the applicable Product Schedule.
(g)
API Warranty. All API provided to Halo hereunder have been manufactured in accordance with Applicable Law, including cGMPs, and shall at the time of delivery to Halo meet all relevant Specifications and not be adulterated, misbranded, or mislabeled within the meaning of Applicable Law.
(h)
API Cost. As of the Effective Date, the API Cost set forth in the applicable Product Schedule fairly and accurately reflects Client’s actual out-of-pocket cost to procure or produce the API and deliver it to Halo.
(i)
Use of Product. All Product delivered to Client by Halo hereunder shall be held, stored, used, distributed, sold, and otherwise disposed of by or on behalf of Client in accordance with all Applicable Law.
9.3.
Halo Warranties. Halo covenants, represents, and warrants to Client as follows:
(a)
Third Party Intellectual Property. To the best of Halo’s knowledge, there are no rights held by Third Parties related to Halo’s Intellectual Property that would be infringed, violated, or misused by Halo’s performance of this Agreement.

(b)
Claims. As of the Effective Date, it has no knowledge of any claims, actions or other actual or threatened legal proceedings by any Regulatory Authority or other Third Party, the subject of which is the infringement, violation or misuse of any rights held by Third Parties related to any Halo’s Intellectual Property.
(c)
Debarment. It does not and will not use in the performance of its obligations under this Agreement the services of any Person debarred or suspended under 21 U.S.C. §335(a) or (b); and it does not have and will not hire as an officer or employee any Person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the U.S. Federal Food, Drug, and Cosmetic Act, as amended. Debarment may result in immediate termination of this Agreement.
(d)
Product Warranty. (i) It shall have performed the Manufacturing of all Products provided to Client hereunder in accordance with this Agreement, Applicable Law (including cGMPs) and the Quality Agreement, (ii) all Products provided to Client hereunder shall (1), at the time of delivery under Section 4.3 (Shipment), meet all preliminary or final Specifications, as applicable, and conform with the certificate of analysis and certificate of compliance provided therewith, if applicable, (2) not be adulterated, misbranded or mislabeled within the meaning of Applicable Law, (3) have been manufactured at the Facility, which is in compliance with Applicable Laws at the time of such Manufacture, (4) be Manufactured, packaged, and labeled in accordance with cGMP and ICH guidelines and in accordance with the requirements of the applicable Regulatory Authorities; (5) be free from defects in material and workmanship; (6) if the Product has a shelf life of [***] months or greater then deliver Product per Section 4.3 (Shipments) with at least [***]% remaining shelf life (7) conform to the applicable batch number and expiration date; provided, that a Product will not fail to comply with the foregoing representation and warranty to the extent such failure results from (and Halo shall not be liable for any defect in Product attributable to) matters not caused by Halo’s Fault, including those matters described in Section 6.5 (Limitations).
(e)
No Liens. Upon delivery of Products to Client, Halo shall convey, and Client shall have, good and marketable title to such Products, free and clear of any encumbrances.
(f)
Exclusion. Halo represents that it has not been excluded from any federal health care program including, but not limited to, Medicare, Medicaid and the Civilian Health and Medical Program of the Uniformed Services. If Halo is excluded during the Term, Halo shall immediately notify Client in writing and cease all work hereunder. Exclusion may result in immediate termination of this Agreement.
(g)
Anti-Bribery / Anti-Corruption Statutes. Halo is aware of and understands that there are anti-bribery and anti-corruption statutes (including but not limited to the US Foreign Corrupt Practices Act, the UK Bribery Act and Sapin II) to which Client is subject that prohibit the payment or offering, giving, promising to give, or authorizing the giving of, directly or indirectly, anything of value to a Government Official (as defined below), or any relative, business associate or employee thereof, for the purpose of obtaining or retaining any business under this Agreement or otherwise related to Client or inducing or influencing any governmental act or decision affecting Client. Halo agrees to refrain from any activity in connection with this Agreement that would constitute a violation by Halo or Client of such anti-bribery and anti-corruption statutes, including sharing, directly or indirectly, any of the fees paid to Halo under this Agreement with a Government Official. Similarly, Halo shall not, directly or indirectly, request, accept, or agree to accept any item of value that could be seen as an attempt to compromise its independence of judgment or improperly influence a business decision. Upon Client’s request, or should Client ever become the subject of an audit or investigation by a US, European or other governmental authority, including under any anti-boycott regulations, anti-bribery legislation, or related export legislation, Halo agrees to cooperate fully with Client in connection with such investigation and to provide such information and records to Client with respect to Halo’s activities under this Agreement as may be reasonably requested by Client. “Government Official” means any officer (elected or appointed) or employee of a government or public organization or institution, or a department, agency or instrumentality of any of the foregoing, any official of a political party or a candidate for political office, or anyone otherwise categorized as a Government Official under Applicable Laws.

9.4.
Limited Warranty. NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, EITHER EXPRESS OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE 9. HALO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS AND SERVICES.
Article 10

INDEMNITIES & INSURANCE

10.1.
Limitation of Liability.
(a)
No Consequential Damages. Under no circumstances whatsoever shall either Party be liable to the other Party in contract, tort, negligence, breach of statutory duty or otherwise for (i) any direct or indirect loss of profits, revenues, production, anticipated savings, data, business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other Party of an indirect, incidental, consequential, punitive or special nature, regardless of any notice of the possibility of such damages.
(b)
API Liability. Except as expressly set forth in this Agreement, under no circumstances whatsoever shall Halo be responsible for any loss or damage to API.
(c)
Maximum Liability. Halo’s maximum liability under this Agreement for any reason whatsoever (in the aggregate) shall not exceed the smaller of (i) [***] and (ii) [***] dollars ($[***]).
(d)
Exclusions. Notwithstanding any provision to the contrary in this Agreement, including the foregoing clauses (a), (b) and (c), a Party’s liability shall not be limited in connection with (i) damages arising from such Party’s gross negligence or wilful misconduct, (ii) subject to the final sentence of Section 6.2, any amounts due to Third Parties as a result of such Party’s indemnification obligations under Section 10.2 (Indemnification), (iii) damages arising from such Party’s breach of Article 11 (Confidentiality) or (iv) damages arising from such Party’s breach of Article 12 (Intellectual Property) .
10.2.
Indemnification.
(a)
By Halo. Halo shall defend, indemnify and hold harmless Client, its Affiliates, and its Representatives (“Client Indemnitees”) from and against any and all losses, damages, costs, expenses (including reasonable attorneys’ fees and reasonable investigative costs), judgments and liabilities (“Losses”) in connection with any suit, demand, claim or action by any Third Party (“Third Party Claim”) arising or resulting from (i) a breach by Halo of this Agreement, including any Non-Conforming Product, or (ii) the Fault of any Halo Indemnitee; in each case, except to the extent that such Losses fall under Client’s indemnification obligations in Section 10.2(b)(By Client).

(b)
By Client. Client shall defend, indemnify and hold harmless Halo, its Affiliates, and its Representatives (“Halo Indemnitees”) from and against any and all Losses in connection with any Third Party Claim arising or resulting from (i) a breach by Client of this Agreement or (ii) the Fault of any Client Indemnitee (iii) any actual or alleged infringement, violation or misuse of any rights held by Third Parties in respect of any aspect of any Product (other than solely by reason of Halo’s practice of Halo’s Intellectual Property), or (iv) any distribution, sale or use of or exposure to any API or Product ; in each case, except to the extent that such Losses fall under Halo’s indemnification obligations in Section 10.2(a)(By Halo). In addition, if the Product is a “generic” drug product, Client shall defend, indemnify and hold harmless the Halo Indemnitees from and against any and all Losses resulting from or relating to any filings with any Regulatory Authority by or on behalf of Client or any of its Affiliates or licensees, including filings under 21 U.S.C. 355 and/or Section 505 of the U.S. Food and Drug Act (and/or non-U.S. equivalents) and related claims or proceedings (including Losses associated with Halo’s obligation to respond to Third Party subpoenas).
(c)
Procedure. In the event a Party seeks indemnity under this Section 10.2, it shall: (i) promptly notify the indemnifying Party of the Third Party Claim subject to indemnification; (ii) use [***] to mitigate the effects of such Third Party Claim; (iii) reasonably cooperate with the indemnifying Party in the defense of such Third Party Claim; (iv) not settle or compromise such Third Party Claim or make any admission relating thereto; and (v) permit the indemnifying Party to control the defense and settlement of such Third Party Claim using counsel reasonably satisfactory to the indemnified Party, all at the indemnifying Party’s cost and expense. The indemnified Party may be represented by its own counsel in connection with such Third Party Claim, and such representation shall be at the indemnified Party’s own expense unless the indemnifying Party fails to assume the defense of such Third Party Claim as required hereunder. The indemnifying Party shall have the right to settle any such Third Party Claim without the consent of any indemnitee so long as such settlement does not admit to any wrongdoing by any indemnitee, does not impose any liability or obligation (whether financial or otherwise) on any indemnitee and fully releases the indemnitees from liability in connection with such Third Party Claim. The indemnified Party’s consent to any other settlement shall be required.
10.3.
Insurance. During the Term and for at least [***] years thereafter, each Party shall obtain and maintain prudent insurance coverage appropriate to cover its activities related to and obligations under this Agreement. Such insurance shall be procured from reputable and financially secure insurance carriers. Each Party shall provide to the other Party a certificate evidencing such insurance upon the other Party’s request.
10.4.
Reasonable Allocation of Risk. The Parties agree that (a) the provisions of this Agreement (including this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the Parties respectively expect to derive from the Products, (b) Halo, in its fees for the provision of the Services, has not accepted a greater degree of the risks arising from the manufacture, distribution, sale and use of the Products based on the fact that Client has developed the Products and requires Halo to manufacture and label the Products strictly in accordance with the Specifications, and (c) Client and not Halo is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.

Article 11

CONFIDENTIALITY

11.1.
Confidential Information.
(a)
Definition. In this Agreement, “Confidential Information” means any and all information disclosed by or on behalf of one Party (“Discloser”) to the other Party (“Recipient”) or any of its Affiliates or its or their respective directors, officers, employees, professional consultants, attorneys, advisors or agents (such Affiliates and Persons collectively, “Representatives”), (i) whether before, on or after the Effective Date, (ii) whether tangible or intangible, (iii) whether written, electronic, oral, visual (e.g., obtained by observation at a site visit) or in any other form or medium and (iv) whether or not marked with a legend such as “Confidential” or “Proprietary”. For the avoidance of doubt, the term Confidential Information shall be construed as “Discloser’s Confidential Information.”
(b)
Inclusions. Confidential Information includes (i) trade secrets, research and development activities; marketing plans, business strategies, and business opportunities; pricing, costs, and financial information; data, specifications, formulae, models, and processes; customers and vendors; regulatory strategies and information; and non-public intellectual property (e.g., knowhow and trade secrets), (ii) information of Affiliates and Third Parties, (iii) any copies, summaries and other analyses of other Confidential Information prepared by or for Recipient or its Representatives (such copies, summaries and analyses collectively “Notes”), and (iv) the existence and terms of this Agreement.
(c)
Exclusions. Confidential Information excludes any information that, as proven by competent evidence, (i) is or becomes available to the general public other than by a breach of confidentiality owed to Discloser, (ii) was known to Recipient or any of its Representatives without any limitation on use or disclosure prior to its receipt from or on behalf of Discloser, (iii) is received by Recipient or any of its Representatives from a Third Party without any obligation of confidentiality owed to Discloser, or (iv) was independently developed by or for Recipient or any of its Representatives without reference to or reliance on any Confidential Information. For the avoidance of doubt, Confidential Information shall not be deemed to be in the public domain or in the prior possession of a Person where it is merely embraced by or contained in more general information that is in the public domain or in such Person’s possession.
11.2.
Restrictions on Use & Disclosure. In consideration of receiving Confidential Information, Recipient shall use Confidential Information only for performing its obligations and exercising its rights under this Agreement and shall not disclose Confidential Information to any Person other than as expressly permitted by this Article 11 or as authorized in writing by Discloser. Recipient may disclose Confidential Information to those of its Representatives who (i) have a need to know such information in connection with Recipient’s performance of its obligations and the exercise of its rights under this Agreement, (ii) have been advised of Recipient’s obligations under this Agreement, and (iii) are bound to Recipient by obligations of confidentiality and non-use at least as stringent as those contained in this Article 11. Recipient shall be liable to Discloser for any breach of this Article 11caused by Recipient’s Representatives.
11.3.
Standard of Care. Recipient shall protect Confidential Information with the same degree of care that it uses to protect its own confidential information, but no less than a reasonable degree of care. Recipient shall comply with all Applicable Law relating to Confidential Information, including in respect of data privacy and the export of information outside of national borders. Recipient will not remove or obscure any copyright or trademark notice, proprietary legend, indication of confidentiality or other restrictive notation on any Confidential Information. Recipient will promptly notify Discloser of any actual or suspected disclosure, use or loss of Confidential Information in contravention of this Article 11, including a description of the circumstances, Persons involved, steps taken to mitigate resulting damage, and steps taken to prevent any further such disclosure, use or loss.
11.4.
Compelled Disclosure. Recipient may disclose Confidential Information to the extent required by Applicable Law or by the listing standards, rules or agreements of any public exchange on which any securities of Recipient or its Affiliates are listed, so long as Recipient (a) uses [***] to give Discloser as much prior notice of such required disclosure as circumstances permit, (b) allows Discloser to contest such disclosure or to seek a protective order or similar remedy, and reasonably cooperates with Discloser in any such efforts, at Discloser’s request and expense, and (c) limits the disclosure to only the information required to be disclosed.
11.5.
Ownership. As between the Parties, Confidential Information is the property of Discloser, and Discloser shall retain all right, title and interest in and to its Confidential Information. The disclosure of Confidential Information to Recipient or any of its Representatives does not, in itself, grant or imply to Recipient or any such Representative any right or license to use or practice any Intellectual Property of Discloser. Any such right or license shall be solely as set forth in Article 12 (Intellectual Property).
11.6.
Return of Information. Upon termination of this Agreement or Discloser’s earlier written request, Recipient shall immediately cease using all Confidential Information and promptly either, as directed by Discloser, return it to Discloser or destroy it (and certify as to such destruction), including all Notes; provided, that Recipient may destroy, and need not deliver to Discloser, such Notes. Notwithstanding the foregoing, (a) Recipient may retain a single copy of Confidential Information in the secure files of its legal counsel or a senior executive for the sole purpose of proving what was disclosed, (b) Recipient is not required to return or destroy any Confidential Information if doing so would violate (or result in the violation of) any Applicable Law, (c) Recipient shall not be required to expunge any minutes or written consents of its board of directors (or equivalent governance body), and (d) to the extent that Recipient’s computer back-up or archiving procedures create copies of Confidential Information, Recipient may retain such copies for the period it normally archives backed-up computer records, so long as such copies are not readily accessible and are not used or consulted for any purpose other than disaster recovery. Any Confidential Information retained pursuant to the foregoing sentence shall remain subject to this Agreement until destroyed or no longer deemed Confidential Information based on Section 11.1(c) (Exclusions).
11.7.
Injunctive Relief. The Parties acknowledge and agree that, due to the unique nature of the Confidential Information, the breach of this Article 11 by Recipient may cause irreparable damage to Discloser for which monetary damages would be inadequate. Accordingly, Discloser shall be entitled to seek injunctive relief or other remedies in connection with a threatened or actual breach of any of Recipient’s obligations under this Article 11, and the Parties waive the requirement of any bond being posted as security in any application for such relief.
11.8.
Publicity. Subject to Section 11.4 (Compelled Disclosure), neither Party shall use the other Party’s name in any public context or make any press release, announcement, or other form of public disclosure relating to this Agreement or the transactions contemplated hereby, including identifying the other Party as a business partner or in connection with any scholarly or industry publications or presentations, without the other Party’s prior written consent, including as to the form, nature, content and time of release thereof.

11.9.
Survival. This Article 11 shall survive the termination of this Agreement for [***] years; provided, that Confidential Information that is otherwise protected by law or regulation (e.g., trade secret and data privacy) shall remain protected as, and for as long as, such law or regulation permits or requires.
Article 12

INTELLECTUAL PROPERTY

12.1.
Proprietary Intellectual Property. For purposes of this Agreement, as between the Parties: (a) all Intellectual Property owned by a Party or any of its Affiliates as of the Effective Date shall be deemed owned by such Party; (b) all Intellectual Property licensed to a Party or any of its Affiliates by a Third Party at any time shall be deemed owned by such Party; and (c) all Intellectual Property generated, conceived or reduced to practice by or for a Party or any of its Affiliates outside the scope of activities under this Agreement shall be deemed owned by such Party (collectively, such Party’s “Proprietary IP”).
12.2.
Inventions.
(a)
Client Inventions. As between the Parties, all Inventions to the extent (i) specific to the development, Manufacture, use or sale of Client’s Product or (ii) relating to Client’s Proprietary IP, shall be the exclusive property of Client (“Client Inventions”). To the extent applicable, Halo hereby assigns to Client all right, title, and interest in the Client Inventions.
(b)
Halo Inventions. As between the Parties, all Inventions that (i) do not comprise Client Inventions and (ii) are dependent on Halo’s Proprietary IP shall be the exclusive property of Halo (“Halo Inventions”).
(c)
Disclosure. Halo shall submit to Client a written description of all Inventions of which it becomes aware during the Term. Client may disclose Halo Inventions in any patent application claiming Client’s Inventions, as Client may reasonably require to support the claimed subject matter of such patent application, subject to Halo’s prior written approval, which shall not be unreasonably withheld.
(d)
Cooperation; Costs. The Parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein. Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on, and otherwise protecting, its Inventions.
12.3.
Licenses.
(a)
To Halo. Client hereby grants to Halo and its Affiliates a non-exclusive, paid-up, royalty-free, non-transferable, sublicensable (solely to Halo’s subcontractors) right and license during the Term to use Client’s Intellectual Property (including Client Inventions) solely in connection with the Services.
(b)
To Client. Halo hereby grants to Client a non-exclusive, non-transferable, sublicensable (solely to Client’s subcontractors) right and license to use Halo Inventions to develop, Manufacture, sale, use, and otherwise exploit the Client’s Product in any lawful way.
(c)
No Other Rights. Neither Party has, nor shall it acquire, any interest in any Intellectual Property of the other Party, and neither Party shall use any Intellectual Property of the other Party, except to the extent expressly permitted by this Section 12.3.

12.4.
Ownership of Data. Except as set forth in Section 12.2(b) (Halo Inventions), all data and information resulting from the conduct of the Services, including Records, shall be the sole property of Client and shall be subject to Client’s exclusive use, commercial or otherwise.
Article 13

DISPUTE RESOLUTION

13.1.
Escalation. The Parties shall try to resolve any dispute arising out of or in connection with this Agreement other than a dispute determined in accordance with Section 6.1(b) (Evaluation) (a “Dispute”) amicably between themselves before resorting to any formal dispute resolution proceeding. To this end, either Party may send a notice of Dispute to the other. Within [***] business days following the date of the Dispute notice, each Party shall appoint a single, senior executive with the full power and authority to resolve the Dispute. The executives shall meet and discuss as necessary to try to resolve the Dispute as quickly as practicable. If a Dispute relates exclusively to technical aspects of the Services, the executives shall be competent to address the technical nature of the issues in question and may elect to engage an independent laboratory or expert to assist them in their discussions; however, the input of such laboratory or expert shall not be binding on either Party. If a Party fails to timely appoint an executive or if, despite their reasonable efforts, the executives have not resolved a Dispute within [***] from the date of the Dispute notice, either Party may resort to binding arbitration pursuant to Section 13.3 (Arbitration) or any other method of binding dispute resolution on which the Parties may agree.
13.2.
Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware and the laws of the United States applicable therein, without regard to any conflicts of law principles. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
13.3.
Arbitration. Any Dispute that the Parties are unable to amicably settle themselves, including pursuant to Section 13.1 (Escalation), shall be resolved in accordance with the [***]. The tribunal shall consist of a single arbitrator appointed by mutual consent of both Parties or, if no such consent is obtained within [***] days of the initiation of arbitration by one Party, in accordance with said Rules. The seat of arbitration shall be [***], and the language shall be English. Any award issued by the arbitrator may be enforced in any court of competent jurisdiction. The award shall be final and binding on the Parties, and each Party hereby waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal. For the avoidance of doubt, any Dispute, including all negotiations, proceedings, evidence, documents and settlement terms, shall be subject to Article 11 (Confidentiality), except that any award entered in a court need not be filed under seal.
13.4.
Prevailing Party. The arbitrator in any Dispute resolution proceeding may require, as part of a final award, the Party whose position does not prevail to reimburse the prevailing Party’s costs and expenses incurred in such proceeding, including reasonable fees for attorneys, expert witnesses, and court costs, and to pay all costs and expenses of arbitration, in addition to any other relief awarded. If the arbitrator allocates a level of fault to both Parties, the arbitrator may require each Party to pay a share of the foregoing costs and expenses in proportion to their respective fault. The arbitrator will not have the power to award any damages excluded by, or in excess of, any damage limitations set forth in this Agreement.

Article 14

MISCELLANEOUS

14.1.
Further Assurances. The Parties agree to execute, acknowledge, and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.
14.2.
Right to Dispose and Settle. If Halo requests in writing Client’s direction with respect to disposal of any Inventory, API, Product, work-in-process, Equipment, Records, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Halo shall have the right to dispose of such items at Client’s expense (which may be by set off against any credit on Client’s account).
14.3.
Force Majeure. Neither Party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such Party's reasonable control, whether or not foreseeable, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power, materials or components, or compliance with any order or regulation of any Authority acting within color of right (each, a “Force Majeure Event”). A Party claiming a right to excused performance under this Section 14.3 shall promptly notify the other Party in writing of the extent of its inability to perform and the nature of the Force Majeure Event. Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so. Neither Party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) that would otherwise be due and payable under this Agreement.
14.4.
Notices. Any notice or other communication required or permitted by this Agreement shall be in writing and deemed given to the other Party (a) upon receipt if delivered personally, (b) upon receipt or refusal if sent by reputable overnight courier service or registered/certified mail with tracking capability, postage prepaid, or (c) on the next business day if sent by email with electronic verification of delivery, in each case to the mailing address or email address set forth below (or to such other contact information provided to the other Party in accordance with the terms of this Section 14.4):

To Client: Acadia Pharmaceuticals Inc.

Attention:

To Halo: Halo Pharmaceutical, Inc.

Attention:

With copy to: Noramco

Attention:

14.5.
Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may, without the other Party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to all or substantially all of the business or assets of the assigning Party or the assigning Party’s business unit responsible for performance under this Agreement. This Agreement shall not confer any rights or remedies upon any Person other than the Parties named herein and their respective successors and permitted assigns. Any assignment not in accordance with this Section 14.5 shall be null and void.
14.6.
Entire Agreement. This Agreement, together with the Quality Agreement and the Product Schedules, constitutes the entire and integrated agreement between the Parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, and understandings with respect to the subject matter hereof.
14.7.
Amendments. Any modification, amendment or supplement to this Agreement must be in writing and signed by both Parties to be effective, except to the extent otherwise expressly provided in this Agreement.
14.8.
Waivers. Either Party’s failure to require the other Party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement, or of any other breach of such provision.
14.9.
Conflicts. No terms, provisions or conditions of any purchase order, order acknowledgement, quote, proposal, invoice, or other business form or written authorization used by Client or Halo will have any effect on the rights, duties or obligations of the Parties under, or otherwise modify, this Agreement, regardless of any failure of Client or Halo to object to such terms, provisions, or conditions, except to the extent such document specifically refers to this Agreement, sets forth an express intent to override it, and is signed by both Parties.
14.10.
Construction.
(a)
Independent Contractors. The Parties are independent contractors to one another, and this Agreement shall not be construed to create between them any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturers, partners or any similar relationship, the existence of which is expressly denied by the Parties. Neither Party shall have the power or authority to bind the other Party or to assume or create any obligation, express or implied, on the other Party’s behalf or in the other Party’s name, and it will not represent to any Person that it has such power or authority.
(b)
Drafting Party. The language in this Agreement is to be construed in all cases according to its fair meaning. Each Party and its counsel have reviewed and revised this Agreement and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party is not to be employed in the interpretation of this Agreement.
(c)
Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such determination shall not impair or affect the validity, legality, or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable, and distinct.

(d)
Divisions. The division of this Agreement into Articles, Sections, subsections, clauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section, subsection, clause, or Schedule refers to the specified Article, Section, subsection, clause, or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole (including any Schedules hereto) and not to any one Article, Section, subsection, clause, Schedule, or other provision hereof.
14.11.
Counterparts. This Agreement may be executed in counterparts, by original, electronic, or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered electronically.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

HALO PHARMACEUTICAL, INC.

By /s/ John Bender_________________________

Name: John Bender

Title: Vice President, Business Development

ACADIA PHARMACEUTICALS INC.

By /s/Marlon Carlos_________________________

Name: Marlon Carlos

Title: Sr. VP TDOQ

Attachment 1

API INVENTORY, Usage and annual yield REPORT

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